Exhibit 5.13

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701– 4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

May 2, 2014

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Re:	Pinnacle Entertainment, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Texas counsel to PNK (SAM), LLC and PNK (SAZ), LLC, each a Texas limited liability company (collectively, the “Texas Subsidiaries”), in connection with the registration by Pinnacle Entertainment, Inc, a Delaware corporation and the direct or indirect parent of the Texas Subsidiaries (the “Company”), under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-4 (the “Registration Statement”). The Registration Statement relates to the proposed issuance of $850 million aggregate principal amount of new 6.375% Senior Notes due 2021 (the “New Notes”) in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of outstanding 6.375% Senior Notes due 2021 (the “Old Notes” and, collectively with the New Notes, the “Notes”). The Old Notes were issued under the Indenture dated as of August 5, 2013 between PNK Finance Corp. and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture dated as of August 13, 2013 by and among the Company, the subsidiary guarantors named therein and the Trustee (the “Supplemental Indenture”) (such Indenture, as supplemented, the “Indenture”).

The Indenture provides for and includes the terms of a guarantee of the New Notes (including the Notation of Guaranty (as defined below), the “New Guarantees”) to be executed by certain direct and indirect subsidiaries of the Company including, among others, the Texas Subsidiaries.

In connection with the preparation of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Registration Statement, in the form filed with the Commission;

2.	An executed copy of the Indenture including the Supplemental Indenture;

3.	The form of the New Notes;

4.	The form of Notation of Guaranty to evidence the New Guarantees (the “Notation of Guaranty”), and

5.	Such documents and company records of the Texas Subsidiaries as we have deemed necessary or appropriate for the purpose of this opinion.

The Bank of New York Mellon Trust Company, N.A, Trustee

May 2, 2014

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Supplemental Indenture has been duly authorized, executed and delivered by each of Texas Subsidiaries.

2. The New Guarantees and the execution and delivery of the Notation of Guaranty have been duly authorized by each Texas Subsidiary.

In issuing this opinion we have, without independent investigation, assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed, without independent investigation that all company records of the Texas Subsidiaries provided to us are accurate and complete and no company action of any of the Texas Subsidiaries relevant to this opinion has been taken that is not reflected in those company records.

As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates of officers and representatives of the Texas Subsidiaries and upon the representations and warranties of the Texas Subsidiaries contained in the Indenture and we have so relied without independent investigation.

The opinions set forth above are limited in all respects to matters of the laws of the State of Texas. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. We also consent to the reliance on this opinion by Irell & Manella LLP for the purposes of its opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Baker Botts L.L.P.